Exhibit 99.1

IB Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

Boca Raton, Florida, March 25, 2024 (GLOBE NEWSWIRE) – IB Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at a price to the public of $10.00 per unit. The units are expected to commence trading on March 26, 2024 on the Nasdaq Global Market under the symbol “IBACU.”

Each unit consists of one share of common stock and one right. Each right entitles the holder to receive one-twentieth (1/20) of one share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the common stock and rights are expected to be traded on the Nasdaq Global Market under the symbols “IBAC” and “IBACR,” respectively.

I-Bankers Securities, Inc. and IB Capital LLC are acting as joint book-running managers of the offering. The underwriters have been granted a 30-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any. The offering is expected to close on or about March 28, 2024, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from I-Bankers Securities, Inc. at 1200 N Federal Highway, Suite 215, Boca Raton, FL 33432.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on March 25, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IB Acquisition Corp.

IB Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company intends to focus its initial search on target businesses in North America, Europe, or Asia, with an enterprise value of approximately $500 million. The proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the closing of the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given the offering discussed above will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Al Lopez

IB Acquisition Corp.
1200 N Federal Highway

Suite 215

Boca Raton, FL 33432

lopez.al@mac.com
(214) 687-0020